Exhibit (a)(1)(A)

COMPANY NOTICE TO HOLDERS OF THE

4.0% CONVERTIBLE SENIOR NOTES DUE 2018

ISSUED BY

SYNNEX CORPORATION

CUSIP Number: 87162WAB6

NOTICE IS HEREBY GIVEN pursuant to Section 16.01 of the Indenture, dated as of May 12, 2008 (the “Indenture”), between SYNNEX Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee and paying agent (the “Trustee” or “Paying Agent”), relating to the Company’s 4.0% Convertible Senior Notes due 2018 (the “Notes”), that at the option of the holders thereof (each, a “Holder”), the Notes will be repurchased by the Company for a price (the “Repurchase Price”) equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest up to, but not including, May 15, 2013 (the “Repurchase Date”), upon the terms and subject to the conditions set forth in the Indenture, the Notes, this Company Notice and related notice materials, as amended and supplemented from time to time (the “Put Option”). The Repurchase Date is an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued up to, but not including, the Repurchase Date will be paid to Holders of record at 5:00 p.m., New York City time, on May 1, 2013, and the Company does not expect that there will be accrued and unpaid interest due as part of the Repurchase Price. All capitalized terms used but not specifically defined I this Company Notice shall have the meanings given to such terms in the Indenture.

On April 16, 2013, the Company announced that it will redeem all of the outstanding Notes on May 20, 2013 (the “Redemption Date”) at a redemption price equal to 100% of the principal amount of the Notes redeemed plus any accrued and unpaid interest (including any contingent interest) up to, but not including, the Redemption Date, as provided for in the Indenture and the Notes. As a result of the Company’s notice of redemption, Holders may surrender for conversion any Notes called for redemption at any time prior to 5:00 p.m., New York City time, on May 17, 2013, the Business Day prior to the Redemption Date. Notes surrendered for conversion will be converted as provided for in the Indenture and the Notes (described further below).

To exercise the Put Option, Holders must validly surrender the Notes along with a duly executed repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”), if applicable, prior to 5:00 p.m., New York City time, on Tuesday, May 14, 2013 (the “Expiration Date”). Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date by delivering to the Paying Agent a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with the Indenture. The Put Option expires at 5:00 p.m., New York City time, on the Expiration Date. The Put Option will not be extended unless required by applicable law.

The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s automated tender offer program (“ATOP”).

The Trustee and Paying Agent is U.S. Bank National Association:

U.S. Bank National Association

60 Livingston Avenue

St. Paul, Minnesota 55107-2292

Telephone: (800) 934-6802

Additional copies of this Company Notice may be obtained from the Paying Agent at the address set forth above.

The date of this Company Notice is April 16, 2013.

No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and, if given or made, such information or representations must not be relied upon as having been authorized. Subject to applicable law, the delivery of this Company Notice shall not, under any circumstances, create any implication that the information contained or incorporated by reference herein is current as of any time subsequent to the date of such information. None of the Company, its Board of Directors or its employees is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. Holders should consult their own financial and tax advisors and must make their own decision as to whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. For a more detailed description of the terms of the Put Option, we urge you to read carefully the important information contained in the remainder of this Company Notice. We have included page references to direct you to a more detailed description of the topics in this summary.

Who is obligated to repurchase my Notes?

SYNNEX Corporation, a Delaware corporation (referred to as “we,” “us,” or the “Company”), is obligated, at your option, to repurchase its 4.0% Convertible Senior Notes due 2018 (the “Notes”) with respect to which you validly exercise the Put Option. (See Page 5)

Why is the Company obligated to repurchase my Notes?

The right of each holder (each, a “Holder”) of the Notes to sell and the obligation of the Company to repurchase the Notes pursuant to the Put Option is a term of the Notes under the Indenture, dated as of May 12, 2008 (the “Indenture”), between the Company and U.S. Bank National Association, a national banking association, as trustee and paying agent (the “Trustee” or “Paying Agent”). (See Page 5)

What Notes is the Company obligated to repurchase?

The Company is obligated to repurchase all of the Notes surrendered for which a Repurchase Notice (as defined below) has been validly delivered and not withdrawn. As of April 15, 2013, there was $143,750,000 aggregate principal amount of the Notes outstanding. (See Page 5)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, the Company will pay, in cash, a repurchase price (the “Repurchase Price”) equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest up to, but not including, May 15, 2013 (the “Repurchase Date”), with respect to any and all Notes validly surrendered for repurchase and not withdrawn. The Repurchase Date is an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued up to, but not including, the Repurchase Date will be paid to holders of record as of 5:00 p.m., New York time, on the Record Date, as defined in the Indenture, and the Company does not expect that there will be accrued and unpaid interest due as part of the Repurchase Price. (See Page 5)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the trading price and implied volatility of the Company’s common stock, par value $0.001 per share (the “Common Stock”), the Company’s operating results and the market for similar securities. Holders are urged to obtain current market quotations for the Notes, to the extent available, before making any decision with respect to the Put Option. The Common Stock, into which the Notes are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SNX.” On April 15, 2013, the last reported sale price of the Common Stock on the NYSE was $33.55 per share. (See Pages 6-7)

What does the Company’s Board of Directors think of the Put Option?

The Company’s Board of Directors has not made any recommendation as to whether you should exercise or refrain from exercising the Put Option. You must make your own decision whether to exercise the Put Option and, if so, the amount of Notes for which to exercise the Put Option. (See Page 5)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on May 14, 2013 (the “Expiration Date”), which is the Business Day immediately preceding the Repurchase Date. The period that Holders have to exercise the Put Option will not be extended unless required by applicable law. (See Page 5)

What are the conditions to the Company’s repurchase of the Notes?

The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful, that no acceleration of the principal amount of the Notes under the Indenture has occurred and has not been rescinded (other than acceleration resulting from a default in the payment of the Repurchase Price), and the procedural requirements described in this Company Notice. (See Page 5)

How do I exercise the Put Option?

There are three ways to exercise the Put Option:

•

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Notes and instruct such nominee to surrender the Notes on your behalf through the transmittal procedures of The Depository Trust Company (“DTC”).

•	If you are a DTC participant, you should surrender your Notes electronically through DTC’s Automated Tender Option Program (“ATOP”), subject to the terms and procedures of ATOP.

•

While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date of this Company Notice physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Notes pursuant to the Put Option and holds physical certificates evidencing such Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Company Notice. (See Pages 7-9)

Holders who hold their Notes through DTC should not submit a physical Repurchase Notice. Holders transmitting their acceptance of the Put Option and surrendering their Notes through DTC’s ATOP should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

If I exercise the Put Option, when will I receive payment for my Notes?

We will accept for payment all validly surrendered Notes promptly following expiration of the Put Option. Prior to 11:00 a.m., New York City time, on the Repurchase Date, we will deposit with the Paying Agent the amount of cash required to pay the Repurchase Price for the Notes that have been validly surrendered and not withdrawn by 5:00 p.m., New York City time, on the Expiration Date. The Paying Agent will promptly distribute the cash to DTC and Holders, as applicable. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. (See Pages 10-11)

Can I withdraw previously surrendered Notes?

Yes. Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes, a Holder must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. Any Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Option was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 16.02 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. (See Pages 9-10)

Holders who exercised the Put Option and delivered their Notes to the Paying Agent through ATOP should electronically transmit their withdrawal through DTC’s ATOP system, subject to the terms and procedures of that system. Holders transmitting their withdrawal through the ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

Do I need to do anything if I do not wish to exercise the Put Option?

No. (See Pages 7-9)

What happens if I do not exercise the Put Option?

On April 16, 2013, the Company announced that it will redeem all of the outstanding Notes on May 20, 2013 (the “Redemption Date”) at a redemption price equal to 100% of the principal amount of Notes redeemed plus any accrued and unpaid interest (including any contingent interest) up to, but not including, the Redemption Date (the “Redemption Price”), as provided for in the Indenture and the Notes (the “Redemption”). As a result of the notice of redemption, a Holder may surrender for conversion any Note called for redemption at any time prior to 5:00 p.m., New York City time, on May 17, 2013, one Business Day prior to the Redemption Date. The Notes are convertible at the option of the Company into cash, shares of Common Stock or a combination of cash and shares of Common Stock in accordance with and subject to the terms of the Indenture and the Notes.

If you surrender for conversion any Note called for redemption, you will not be eligible to exercise the Put Option. If you do not exercise the Put Option for your Notes prior to the Expiration Date, and do not convert your Notes prior to 5:00 p.m., New York City time, on May 17, 2013, one Business Day prior to the Redemption Date, we will redeem all of your Notes on the Redemption Date at the Redemption Price. (See Page 6)

If I choose to exercise the Put Option, do I have to exercise the Put Option for all of my Notes?

No. You may exercise the Put Option for all of your Notes, a portion of your Notes or none of your Notes. If you wish to exercise the Put Option for a portion of your Notes, however, you must exercise the Put Option for Notes in a principal amount of $1,000 or an integral multiple thereof. If you do not exercise the Put Option for all your Notes and do not exercise your conversion right with respect to some of your Notes, we will redeem all of your remaining Notes on the Redemption Date at the Redemption Price. (See Page 5)

If I choose to exercise the Put Option, will I continue to be able to exercise my conversion rights?

No. If you choose to exercise the Put Option, your conversion rights pursuant to the Redemption will be terminated, unless you withdraw your previously surrendered Notes prior to 5:00 p.m., New York City time, on the Expiration Date. (See Pages 5-6)

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I exercise the Put Option?

The receipt of cash in exchange for Notes pursuant to an exercise of the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your own tax advisor regarding the actual tax consequences to you. (See Pages 12-15)

Who is the Paying Agent?

U.S. Bank National Association, the trustee under the Indenture, is serving as the Paying Agent for the Notes. Its address and telephone number are set forth on the cover of this Company Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the Put Option may be directed to the Paying Agent at the address and telephone numbers set forth on the cover of this Company Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. The Company is obligated to repurchase the Notes upon exercise of the Put Option. The Notes are convertible into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes.

The Company is a business process services company offering a comprehensive range of services to resellers, retailers, and original equipment manufacturers worldwide. The Company’s business process services include wholesale distribution and business process outsourcing services.

The principal executive offices of the Company are located at 44201 Nobel Drive, Fremont, California 94538, and its telephone number is (510) 656-3333.

2. Information Concerning the Notes. The Notes were issued under the Indenture. Cash interest accrues on the Notes at the rate of 4.0% per annum and is payable semi-annually in arrears on May 15 and November 15 of each year to the person in whose name a Note is registered at 5:00 p.m., New York City time, on the May 1 or November 1, as the case may be, immediately preceding the relevant interest payment date. The Notes mature on May 15, 2018. As of April 15, 2013, there was $143,750,000 aggregate principal amount of the Notes outstanding.

2.1. The Obligation of the Company to Repurchase the Notes. Pursuant to the terms of the Notes and the Indenture, the Company is obligated to repurchase all of the Notes for which the Put Option has been exercised and not withdrawn, on May 15, 2013. The Put Option will expire at 5:00 p.m., New York City time, on May 14, 2013, which is the Business Day immediately preceding the Repurchase Date. We do not expect to extend the period Holders have to exercise the Put Option unless required to do so by federal securities laws. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date. Unless the Company defaults in making payment on Notes for which the Put Option has been exercised, interest (including Contingent Interest, if any, or Additional Interest, if any) on such Notes will cease to accrue from and after the Repurchase Date.

The repurchase by the Company of validly delivered Notes is not subject to any conditions other than (1) that no acceleration of the principal amount of the Notes under the Indenture has occurred and such acceleration has not been rescinded (other than acceleration resulting from a default in the payment of the Repurchase Price), (2) that the repurchase is not unlawful and (3) the procedural requirements described in this Company Notice.

2.2. Repurchase Price. Pursuant to terms of the Indenture and the Notes, the Repurchase Price to be paid by the Company for the Notes is equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest up to, but not including, the Repurchase Date. The Repurchase Date is an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued up to, but not including, the Repurchase Date will be paid to Holders of record at 5:00 p.m., New York City time, on the Record Date, and the Company does not expect that there will be accrued and unpaid interest due as part of the Repurchase Price. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase and not withdrawn. Notes will be accepted for repurchase only in principal amounts equal to $1,000 or integral multiples thereof. The Paying Agent will promptly distribute the cash to DTC and Holders, as applicable. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and does not necessarily bear any relationship to the market price of the Notes or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the current market price of the Notes. Holders are urged to obtain the information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to exercise the Put Option.

None of the Company, its Board of Directors, or its employees is making any recommendation to Holders as to whether to exercise or refrain from exercising the Put Option. Each Holder must make his or her own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on such Holder’s assessment of the current market value of the Notes and the Common Stock and other relevant factors.

2.3. Optional Redemption. Beginning on May 20, 2013, the Notes are redeemable at any time, at the option of the Company, for cash, in whole or in part, at the Redemption Price, as provided for in the Indenture and the Notes. On April 16, 2013, the Company announced that it will redeem the outstanding Notes on the Redemption Date at the Redemption Price.

2.4. Conversion Rights. As a result of the Company’s notice of redemption, a Holder may surrender for conversion any Note called for redemption at any time prior to 5:00 p.m., New York City time, on May 17, 2013, one Business Day prior to the Redemption Date. The Notes are convertible at the option of the Company into cash, shares of Common Stock or a combination of cash and shares of Common Stock in accordance with and subject to the terms of the Indenture and the Notes. The Notes are currently convertible at a Conversion Rate of 33.9945 shares of Common Stock per $1,000 principal amount of Notes, equivalent to a conversion price of approximately $29.42 per share of Common Stock.

The Paying Agent is acting as Conversion Agent for the Notes. If a Holder surrenders for conversion any Note called for redemption, that Holder will not be eligible to exercise the Put Option with respect to such Notes.

Holders who do not exercise the Put Option will maintain the right to convert their Notes pursuant to the Indenture and the Notes. Any Notes that have been surrendered for repurchase may be converted in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 of this Company Notice. Any Notes that are not repurchased pursuant to this Company Notice or converted prior to 5:00 p.m., New York time, on May 17, 2013, one business day prior to the Redemption Date, will be redeemed at the Redemption Price.

2.5. Market for the Notes and the Common Stock. There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of the Common Stock, the operating results of the Company and the market for similar securities.

The Common Stock of the Company, into which the Notes are convertible, is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SNX.” The following table shows, for the periods indicated, the high and low sales prices per share of the Common Stock as reported by the NYSE.

	Price Range of Common Stock
	Low	High
Fiscal Year Ended November 30, 2013
First Quarter	$32.55	$38.48
Second Quarter (through April 15, 2013)	$33.51	$41.22

Fiscal Year Ended November 30, 2012
First Quarter	$28.37	$41.82
Second Quarter	$33.18	$44.25
Third Quarter	$31.26	$35.62
Fourth Quarter	$30.70	$35.88

	Price Range of Common Stock
	Low	High
Fiscal Year Ended November 30, 2011
First Quarter	$28.73	$36.50
Second Quarter	$30.91	$36.72
Third Quarter	$22.56	$32.87
Fourth Quarter	$23.19	$30.26

On April 15, 2013, the last reported sale price of the Common Stock as reported by the NYSE was $33.55 per share.

Holders should obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision whether to exercise or refrain from exercising the Put Option.

2.6. Fundamental Change. Under the Indenture, a Holder who converts Notes into shares of Common Stock in exercise of such Holder’s conversion right from (and including) the effective date of a Make-Whole Fundamental Change (as defined in the Indenture), if the Make-Whole Fundamental Change occurs on or prior to May 20, 2013, may be entitled to receive additional shares upon such conversion.

2.7. Ranking. The Notes are the general unsecured obligations of the Company and rank senior in right of payment to all existing and future indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes. The Notes rank equally in right of payment with all existing and future unsecured indebtedness of the Company that is not so subordinated. The Notes are effectively junior to all of the secured indebtedness of the Company to the extent of the value of the assets securing that indebtedness. In the event of bankruptcy, liquidation or reorganization or other winding up of the Company, assets that secure such secured indebtedness will be available to pay obligations on the Notes only after all secured indebtedness has been paid in full from such assets. The Notes are also structurally subordinated in right of payment to all indebtedness and other liabilities (including trade payables) of subsidiaries of the Company.

3. Procedures to Be Followed by Holders Electing to Exercise the Put Option. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender on or before 5:00 p.m., New York City time, on the Expiration Date and do not withdraw the Notes prior to 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for repurchase. Holders may exercise the Put Option for some or all of their Notes; however, if Holders wish to exercise the Put Option for a portion of their Notes, they must exercise the Put Option for Notes in a principal amount of $1,000 or an integral multiple thereof.

If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will not be repurchased and will remain outstanding subject to the existing terms of the Notes and the Indenture.

3.1. Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through accounts at DTC and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute a Repurchase Notice satisfying Holders’ notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

Holders who hold their Notes through DTC accounts may only exercise the Put Option by complying with the ATOP transmittal procedures of DTC and should not submit a physical Repurchase Notice.

3.2. Agreement to be Bound by Terms of the Put Option. By surrendering Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Company Notice;

•	such Holder agrees to all of the terms of this Company Notice;

•	such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for repayment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption, conversion or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Company Notice;

•

such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

such Holder understands that all Notes properly surrendered for repurchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be repurchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Company Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Notes repurchased pursuant to the Put Option will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Notes may be withdrawn by complying with ATOP withdrawal procedures of DTC (or, in the case of certificated notes in non-global form, written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice) at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3. Delivery of Notes. Notes Held Through a Custodian. If a Holder wishes to tender Notes pursuant to this Company Notice and the Notes are held by a broker, dealer, commercial bank, trust company or other nominee, the Holder must contact such nominee and instruct such nominee to surrender the Notes for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

Notes in Global Form. If a Holder is a DTC participant who wishes to tender Notes pursuant to this Company Notice, the Holder must surrender to the Company the Holder’s beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system the Holder’s beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting the Holder’s acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by a Holder or by a broker, dealer, commercial bank, trust company or other nominee on a Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of the Holder and DTC, the Holder’s receipt of and agreement to be bound by the terms of the Put Option, including those set forth in Section 3 above.

Notes Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, then any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent prior to the Expiration Time.

If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

Holders bear the risk of untimely surrender of Notes. Holders must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw Notes, a Holder must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. Withdrawn Notes may be resurrendered by following the procedures described in Section 3 above.

In order to withdraw previously surrendered Notes, a Holder must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system from the tendering DTC participant before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

•

specify the DTC Voluntary Put Option Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through the DTC ATOP system by such participant under the same name as the participant’s name listed in the original submission, or be accompanied by evidence satisfactory to the Company that the person withdrawing the submission has succeeded to the beneficial ownership of the Notes.

In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a Withdrawal Notice in the form attached hereto as Annex B in accordance with Section 16.02 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of Withdrawal Notices.

Each Holder bears the risk of untimely withdrawal of its Notes. Holders must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on the Expiration Date.

5. Payment of the Repurchase Price/Source of Funds. Prior to 11:00 a.m., New York City time, on the Repurchase Date, the Company will deposit with the Paying Agent the amount of cash required to pay the Repurchase Price for the Notes that have been validly surrendered and not withdrawn by 5:00 p.m., New York City time, on the Expiration Date. The Paying Agent will promptly distribute the cash to DTC (and, as applicable, to each Holder that has validly surrendered its Notes in physically certificated, non-global form, to the Paying Agent on or prior to 5:00 p.m., New York City time, on the Expiration Date and not withdrawn such surrender prior to 5:00 p.m., New York City time, on the Expiration Date), DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you

The total amount of funds required to repurchase all of the Notes is $143,750,000 (assuming the Put Option is validly exercised for all of the Notes and all of the Notes are validly surrendered and accepted for payment). In the event any Notes are repurchased pursuant to the Put Option, the Company intends to use available cash or borrowings under the Company’s accounts receivable securitization program (the “U.S.

Arrangement”) and/or its senior secured revolving line of credit agreement by and among the Company, Bank of America, N.A., and the lenders thereto (the “Revolver”), to pay all or a portion of the Repurchase Price of the Notes.

Under the U.S. Arrangement, the Company can finance up to a maximum of $400,000,000 in U.S. trade accounts receivable (“U.S. Receivables”). As provided in the Amended and Restated Funding and Administration Agreement, as amended, among SIT Funding Corporation, The Bank of Nova Scotia, as administrative agent, and the lenders party thereto, the effective borrowing cost under the U.S. Arrangement is a blend of the prevailing dealer commercial paper rates plus a program fee of 0.425% per annum based on the used portion of the commitment, and a facility fee of 0.425% per annum payable on the aggregate commitment of the lenders. Under the terms of the U.S. Arrangement, the Company sells, on a revolving basis, its U.S. Receivables to a wholly-owned, bankruptcy-remote subsidiary. The borrowings by this subsidiary are secured by pledging all of such subsidiary’s right, title and interest in and to the U.S. Receivables as security for repayment of its borrowings. As is customary in trade accounts receivable securitization arrangements, a credit rating agency’s downgrade of the third party issuer of commercial paper or of a back-up liquidity provider (which provides a source of funding if the commercial paper market cannot be accessed) could result in an increase in the Company’s cost of borrowing or loss of the Company’s financing capacity under these programs if the commercial paper issuer or liquidity back-up provider is not replaced. The U.S. Arrangement matures on October 18, 2015.

The Revolver provides a maximum commitment of $100,000,000 which expires on October 18, 2017. The Revolver includes an accordion feature to increase the maximum commitment by an additional $50,000,000 to $150,000,000 at the Company’s request, in the event the current lender consents to such increase or another lender participates in the Revolver. Interest on borrowings under the Revolver is based on a base rate or London Interbank Offered Rate (“LIBOR”), at the Company’s option. The margin on LIBOR borrowings is determined in accordance with the Company’s fixed charge coverage ratio and is currently 1.50% per annum. The base rate is based on the prime rate offered by the financial institution that is the current lender under the Revolver and is currently 3.25% per annum. The Revolver also contains an unused line fee of 0.30% per annum. The Company’s obligations under the Revolver are secured by the inventory and other assets of the Company and its United States subsidiaries.

There were no borrowings outstanding under the U.S. Arrangement or the Revolver as of February 28, 2013.

The Company has no current plans or arrangements to fund the repayment of borrowings under the U.S. Arrangement or the Revolver. The Company does not currently have any alternative plans to finance the repurchase of the Notes.

6. Repurchased Notes. Any Notes repurchased by the Company pursuant to the Put Option will be retired and cancelled by the Trustee pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as described in these materials or in filings by the Company with the Securities and Exchange Commission (the “SEC”) or as previously publicly announced, there currently are no agreements, nor has the Company authorized any actions, which would be material to a Holder’s decision to exercise the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of the Company’s significant subsidiaries;

•	any material change in the dividend policy, indebtedness or capitalization of the Company;

•

any change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company;

•

any class of equity securities of the Company to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”);

•	the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition of the Company securities; or

•	any changes in the charter, bylaws or other governing instruments of the Company, or other actions that could impede the acquisition of control of the Company.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Neither the Company nor, after making reasonable inquiry, any executive officers or directors of the Company or any “associate” or subsidiary of any such person, has any beneficial interest in the Notes, or has engaged in any transaction in the Notes during the 60 days preceding the date of this Company Notice. A list of the executive officers and directors of the Company is attached to this Company Notice as Annex C. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.

Certain of the directors and executive officers of the Company are participants in ordinary course equity compensation plans and arrangements involving the Common Stock, as disclosed by the Company prior to the date hereof. Except as described in the previous sentence, neither the Company nor, after making reasonable inquiry, any of the executive officers or directors of the Company, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9. Legal Matters; Regulatory Approvals. The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by the Put Option, or of any approval or other action by any government or regulatory authority or agency that is required for the repurchase of the Notes as described in this Company Notice. Should any approval or other action be required, the Company presently intends to seek the approval or take the action. However, the Company cannot assure you that the Company would be able to obtain any required approval or take any other required action.

10. Purchases of Notes by the Company and Its Affiliates. During the 60 days preceding the date of this Company Notice, the Company has made no purchases of the Notes. On April 16, 2013, the Company announced that it will redeem the outstanding Notes on the Redemption Date at the Redemption Price. Upon giving such redemption notice, the Notes became due and payable on the Redemption Date at the Redemption Price stated in such notice, except for Notes converted in accordance with the Indenture and except for Notes surrendered for repurchase as described herein.

Effective on the date of this Company Notice, the Company and its affiliates, including its executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option or the redemption discussed above until at least the tenth business day after the Repurchase Date.

11. Certain United States Federal Income Tax Considerations. The following describes certain material United States federal income tax considerations relating to the exercise of the Put Option. This discussion applies only to Holders that hold the Notes as capital assets for United States federal income tax purposes. This discussion does not describe all of the United States federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to Holders subject to special rules, such as:

•	banks and financial institutions;

•	insurance companies;

•	dealers and certain traders in securities;

•	persons holding the Notes or the Common Stock as part of a “straddle,” “hedge,” “conversion” or similar transaction;

•	United States Holders (as defined below) whose functional currency is not the United States dollar;

•	certain former citizens or residents of the United States;

•	tax-exempt organizations;

•	entities treated as partnerships for United States federal income tax purposes; and

•	persons subject to the alternative minimum tax.

The United States federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for United States federal income tax purposes) that holds the Notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partnerships (and partners in such partnerships) should consult their tax advisors.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as currently in effect. These laws are subject to change, possibly with retroactive effect.

If a Holder is considering exercising the Put Option, such Holder should consult its tax advisors concerning the United States federal income tax consequences in light of a Holder’s own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

11.1. Classification of the Notes. Under the Indenture governing the Notes, the Company agreed, and by acceptance of a beneficial interest in a Note each Holder is deemed to have agreed, to treat the Notes as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments, or contingent payment debt regulations. Pursuant to the terms of the Indenture, the Company has agreed, and every Holder is deemed to have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by the application of the contingent payment debt regulations to the Notes, including the determination by the Company of the projected payment schedule (as described below) and the rate at which interest will be deemed to accrue on the Notes for United States federal income tax purposes. However, the proper application of the contingent payment debt regulations to the Notes is uncertain in a number of respects, and no assurance can be given that the Internal Revenue Service (“IRS”) will not assert that the Notes should be treated differently. A different treatment of the Notes could affect the amount, timing and character of income, gain or loss with respect to an investment in the Notes. Accordingly, Holders are urged to consult their tax advisor regarding the United States federal income and estate tax consequences of an investment in the Notes and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. The remainder of this discussion assumes that the Notes will be treated as indebtedness subject to the contingent payment debt regulations as described above.

11.2. Tax Consequences to Participating United States Holders. The discussion below applies to you if you are a United States Holder. As used herein, the term “United States Holder” means a beneficial owner of a Note who or that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) the administration of the trust is subject to the primary supervision of a court in the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Generally, the exercise of the Put Option will result in taxable gain or loss to a United States Holder equal to the difference between (i) the amount of cash received and (ii) the adjusted tax basis in the Notes surrendered. the adjusted tax basis in a Note will generally be equal to the purchase price for the Note, increased by any interest income previously accrued by such Holder (determined without regard to any positive or negative adjustments to interest accruals that arise because projected payments differ from the actual amounts paid), decreased by the amount of any noncontingent payments and any projected payments that have been previously scheduled to be made (regardless of actual payment) on the Notes, and increased or decreased by the amount of any positive or negative adjustment, respectively, that a United States Holder is required to make because of differences between such Holder’s tax basis and the adjusted issue price of the Notes.

Any negative adjustment that a United States Holder has not taken into account in prior years generally will be carried forward and reduce the amount realized by such Holder upon the receipt of the Repurchase Price pursuant to such Holder’s exercise of the Put Option.

A United States Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A United States Holder who sells the Notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

The contingent payment debt instrument regulations are complex. Holders are encouraged to consult their own tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to the Notes.

11.3. Medicare Tax on Unearned Income. A 3.8% tax is imposed on the “net investment income” of certain United States citizens and United States resident aliens, and on the undistributed “net investment income” of certain estates and trusts, in both cases to the extent that net investment income exceeds a certain threshold. Among other items, “net investment income” generally would include the proceeds of the exercise of the Put Option, less certain deductions. Holders should consult their tax advisors with respect to such tax.

11.4. Tax Consequences to Non-United States Holders. The discussion below applies to a Non-United States Holder. As used herein, the term “Non-United States Holder” means a beneficial owner of a Note who or that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident alien for United States federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

All payments on the Notes made to a Non-United States Holder pursuant to a Holder’s exercise of the Put Option and any gain realized on a sale of the Notes pursuant to exercise of the Put Option will be exempt from United States federal income and withholding tax, provided that:

•

the Non-United States Holder (1) does not own, actually or constructively (pursuant to the conversion feature or otherwise), 10% or more of the total combined voting power of all classes of stock entitled to vote, (2) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (3) is not a bank receiving certain types of interest;

•	the certification requirement described below has been satisfied with respect to the Non-United States Holder;

•	such payments are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States;

•	such Non-United States Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition or certain other conditions are not met; and

•

the Company is not, and has not been within the shorter of the five-year period preceding such sale and the period during which the Non-United States Holder held the Notes, a United States real property holding corporation. The Company does not believe that it has been and currently is not a United States real property holding corporation for United States federal income tax purposes.

The certification requirement referred to above will be satisfied if the beneficial owner of a Note certifies on IRS Form W-8BEN (or suitable successor form), under penalties of perjury, that it is not a United States person and provides its name and address. If a Non-United States Holder is engaged in a trade or business in the United States, and if payments on the Note, or any gain realized on the sale, are effectively connected with the conduct of this trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-United States Holder within the United States), the Non-United States Holder, although exempt from United States withholding tax, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI (or suitable successor form) in order to claim an exemption from withholding tax. These Non-United States Holders should consult their tax advisors with respect to other tax consequences of exercise of the Put Option, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-United States Holders.

11.5. Information Reporting and Backup Withholding. United States Holders. Proceeds of the exercise of the Put Option generally are subject to information reporting unless the United States Holder is an exempt recipient, and, if required, so certifies. A United States Holder may also be subject to United States federal backup withholding tax at a 28% rate if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders. A Non-United States Holder may be subject to United States information reporting and backup withholding tax on the proceeds of the exercise of the Put Option unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person. The certification procedures required of Non-United States Holders to claim the exemption from withholding tax on certain payments on the Notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Interest payments on the Notes may be required to be reported on IRS Form 1042-S even if the payments are not otherwise subject to the information reporting requirements described above. The amount of any backup withholding from a payment will be allowed as a credit against a Holder’s United States federal income tax liability and may entitle the Holder to a refund, provided that the required information is timely furnished to the IRS.

The foregoing discussion of certain United States federal income tax consequences is for general information only and is not a tax advice. Accordingly, each Holder should consult its tax advisor with respect to the tax consequences of tendering Notes, including the applicability and effect of state, local and foreign tax laws.

12. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington D.C. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically on the SEC’s website at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part of the Put Option:

1. Annual Report on Form 10-K for the fiscal year ended November 30, 2012;

2. Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2013; and

3. Current Reports on Form 8-K, filed with the SEC on December 18, 2012, January 11, 2013, March 25, 2013 and April 3, 2013.

Each Holder to whom a copy of this Company Notice is delivered may obtain a copy of any of the above documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing or calling the Company at 44201 Nobel Drive, Fremont, California 94538, Attention: Investor Relations, (510) 668-3715.

13. No Solicitations. The Company has not employed or retained any persons to make solicitations or recommendations in connection with the Put Option. The Company has retained the Paying Agent to assist in the distribution of this Company Notice and the related notice materials to Holders of the Notes and to brokers, dealers, commercial banks and other nominees of Holders. The Company will pay the Paying Agent reasonable and customary compensation for its services in connection with the Put Option, plus reimbursement for out-of-pocket expenses. The Company has also agreed to indemnify the Paying Agent against certain liabilities, including liabilities arising under the federal securities laws.

14. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

15. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture, the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, the Board of Directors or the employees of the Company is making any recommendation to any Holder as to whether to exercise or refrain from exercising the Put Option. Each Holder must make its own decision whether to exercise the Put Option and, if so, the principal amount of Notes for which to exercise the Put Option based on its own assessment of the current market value and other relevant factors.

SYNNEX CORPORATION

ANNEX A

REPURCHASE NOTICE

To: SYNNEX Corporation

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from SYNNEX Corporation (the “Company”) as to the occurrence of a Repurchase Date and specifying the Repurchase Date and requests and instructs the Company to repay to the registered holder hereof in accordance with the applicable provisions of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Repurchase Date does not fall during the period after an Interest Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, including Contingent Interest, if any, and Additional Interest, if any, thereon to, but excluding, such Repurchase Date.

In the case of certificated Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be withdrawn (if less than all): $ ,000

	NOTICE:	The above signature(s) of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

A-1

ANNEX B

WITHDRAWAL NOTICE

To: SYNNEX Corporation

The undersigned registered owner of the Note designated below hereby withdraws its election to require SYNNEX Corporation (the “Company”) to repurchase such Note, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of May 12, 2008 (the “Indenture”), between the Company and U. S. Bank National Association, a national banking association. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature(s)

Note Certificate Number (if applicable)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all): $ ,000

	NOTICE:	The above signature(s) of the holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

B-1

ANNEX C

EXECUTIVE OFFICERS AND BOARD OF DIRECTORS OF THE COMPANY

The table below sets forth information about the executive officers and members of the Board of Directors of the Company. The business address for each of the below listed persons is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538.

Name	Position
Kevin M. Murai	President, Chief Executive Officer and Director
Peter Larocque	President, U.S. Distribution
Dennis Polk	Chief Operating Officer and Director
Marshall W. Witt	Chief Financial Officer
Simon Y. Leung	Senior Vice President, General Counsel and Corporate Secretary
Fred A. Breidenbach	Director
Hsu Lee	Director
Matthew F.C. Miau	Director
Gregory L. Quesnel	Director
Dwight A. Steffensen	Chairman of the Board of Directors
Thomas S. Wurster	Director
Duane E. Zitzner	Director
Andrea M. Zulberti	Director

C-1